EXHIBIT 21

                NONQUALIFIED STOCK OPTION AGREEMENT


    Carnival Corporation, f/k/a Carnival Cruise Lines, Inc. (the "Company"), having heretofore adopted the Carnival Cruise Lines, Inc. 1992 Stock Option Plan (the "Plan"), hereby irrevocably grants to MICKY ARISON (the "Optionee"), effective May 30, 1995 (the "Grant Date"), the right and option (the "Option") to purchase One Million (1,000,000) shares of Common Stock on the following terms and conditions:

    20. Each defined term used in this Option and not otherwise defined herein shall have the meaning assigned to it in the Plan.

    21. This Option shall not be exercisable, in whole or in part, except as follows:

         (a) Exercisable as to Two Hundred Thousand (200,000) shares of Common Stock on or after the Grant Date;

         (b) Exercisable as to an additional Two Hundred Thousand (200,000) shares of Common Stock on or after the first anniversary of the Grant Date;

         (c) Exercisable as to an additional Two Hundred Thousand (200,000) shares of Common Stock on or after the second anniversary of the Grant Date;

         (d) Exercisable as to an additional Two Hundred Thousand (200,000) shares of Common Stock on or after the third anniversary of the Grant Date;

         (e) Exercisable as to an additional Two Hundred Thousand (200,000) shares of Common Stock on or after the fourth anniversary of the Grant Date.

    22. Notwithstanding the provisions of paragraph 2, if Optionee's employment by the Company or any Subsidiary shall terminate by reason of his or her death or Disability, this Option shall become immediately exercisable in full in respect of the aggregate number of shares of Common Stock covered hereby.

    23. The unexercised portion of this Option shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

         (a)  the expiration of ten (10) years from the Grant
              Date;

         (b) the expiration of one (1) year from the date the Optionee's employment with the Company or any of its
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Subsidiaries shall terminate by reason of Disability; provided, however, that if the Optionee shall die during such one-year period, the provisions of subparagraph (c) below shall apply;

         (c) the expiration of one (1) year from the date of the Optionee's death, if such death occurs either during employment by the Company or any of its Subsidiaries or during the one-year period described in subparagraph (b) above;

         (d) the date the Optionee's employment by the Company or any of its Subsidiaries shall terminate by reason of cause (as defined in the Plan); and

         (e) the expiration of three (3) months from the date the Optionee's employment with the Company or any or its Subsidiaries shall terminate other than by reason of death, Disability or termination for cause.

    24. The purchase price for each of the shares of Common Stock shall be Twenty-Two and 50/100 Dollars ($22.50). This Option is not intended to be an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended.

    25.  This Option shall be deemed exercised when the Optionee
(a) delivers written notice to the Company at its principal business office, directed to the attention of its Secretary, of the decision to exercise, specifying the number of shares with respect to which this Option is exercised and the price per share designated in this Option, and (b) concurrently tenders to the Company full payment for the shares of Common Stock to be purchased pursuant to such exercise. Full payment for shares of Common Stock purchased by the Optionee shall be made at the time of any exercise, in whole or in part, of this Option, and certificates for such shares shall be delivered to the Optionee as soon thereafter as is reasonably possible. No shares of Common Stock shall be transferred to the Optionee until full payment therefor has been made, and the Optionee shall have none of the rights of a shareholder with respect to any shares of Common Stock subject to this Option until a certificate for such shares shall have been issued and delivered to the Optionee. Such payment shall be made in cash or by check or money order payable to the Company, in each case payable in U.S. Currency. (In the Company's discretion, payment may be made by delivery of Optionee's promissory note payable to the Company in form approved by the Committee. In the Committee's discretion, such payment may be made by delivery of shares of Common Stock having a fair market value [determined as of the date this Option is so exercised in whole or in part] that, when added to the value of any cash, check, promissory note or money order satisfying the foregoing requirements, will equal the aggregate purchase price.)
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    26.  This Option and the rights evidenced hereby are not
transferable in any manner other than by will or by the laws of descent and distribution and during the Optionee's lifetime shall be exercisable only by the Optionee (or the Optionee's court-appointed legal representative).

    27. The Company's obligation to deliver shares of Common Stock upon the exercise of this Option any disqualifying disposition of shares under this Option shall be subject to all applicable federal, state and local withholding requirements, including the payment by the Optionee of any applicable federal, state and local withholding tax.

    28.  The Company's obligation to deliver shares of Common
Stock in respect of this Option shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agency as may be required.

    29. The Optionee, by his or her acceptance hereof, represents and warrants to the Company that his or her purchase of his shares of Common Stock upon exercise of this Option shall be for investment and not with a view to, or for sale in connection with, the distribution of any part thereof; provided, however, that this representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale of distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, and any applicable state "blue sky" or other securities laws or is exempt from registration thereunder. The Company will endorse an appropriate legend referring to the foregoing restriction upon the certificates representing any shares of Common Stock issued or transferred to the Optionee upon the exercise of this Option.

    30. This Agreement shall be subject to all terms and provisions of the Plan, which are incorporated by reference herein and are made a part hereof, including without limitation the provisions of paragraph 13 of the Plan generally relating to adjustments to the number of shares of Common Stock subject to this Option and to the Option purchase price on certain changes in capitalization and the effects of certain reorganizations and other transactions. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. By entering into this Agreement, the Optionee agrees and acknowledges his or her receipt of a copy of the Plan.

    31.  This Agreement shall be governed by and construed in
accordance with the laws of the State of Florida.
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    IN WITNESS WHEREOF, the Company has caused these presents to be signed by its duly authorized officer this 6th day of June, 1995.

                             CARNIVAL CORPORATION


                          By:  /s/ Howard S. Frank
                             Name:  Howard S. Frank
                             Title:  Vice Chairman

ACCEPTED AND AGREED THIS 6TH
DAY OF JUNE, 1995.

 /s/ Micky Arison
MICKY ARISON, Optionee
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